UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 16, 2013 (September 13, 2013)

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 13, 2013, the expiration date of the due diligence period, Paladin Realty Income Properties, Inc. (the “Company”) entered into a Second Amendment to the Agreement and Plan of Merger, dated July 18, 2013, by and among Paladin Realty Income Properties, L.P. (“Paladin OP”), whose sole general partner is the Company, Resource Real Estate Opportunity OP, LP (“Resource OP”), the operating partnership of Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, and RRE Charlemagne Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Resource OP, pursuant to which the consideration payable in the merger was decreased from $52.7 million to $51.2 million in cash, excluding certain transaction costs and subject to certain adjustments disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2013 (the “Merger Consideration”). The Merger Consideration, together with the cash of Paladin OP existing at the closing date, net of fees and expenses (the “Distribution”) will be distributed to the Company and Paladin Realty Advisors, LLC, as owners of the interests in Paladin OP. The Company, which owns 99.8% of the interests in Paladin OP, will distribute its portion of the Distribution, together with the cash of the Company existing at the closing date, to its shareholders and liquidate and dissolve. The remaining 0.2% of the Distribution will be paid to Paladin Realty Advisors, LLC, the Company’s advisor. No fees, other than its proportional share of the Distribution, will be paid to Paladin Realty Advisors, LLC in connection with the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: September 16, 2013	By:	/s/ Michael B. Lenard
Michael B. Lenard Executive Vice President, Secretary and Counselor